Exhibit 99.1

NEWS RELEASE — For Immediate Release

Visteon Announces Definitive Agreement to Consolidate Worldwide

Climate Operations Under 70 Percent-Owned Affiliate Halla Climate Control

—	Consolidation expected to be completed in first quarter 2013
—	Visteon to contribute assets to Halla for purchase price of $410 million in cash
—	New Halla Visteon Climate Control will be second largest global supplier of automotive climate products and systems, based in Korea
—	Halla shareholders expected to see immediate accretion and further growth opportunities
—	Integrated business will offer customers full-line product portfolio, innovative technology and low-cost global footprint

VAN BUREN TOWNSHIP, Mich., Jan. 11, 2013 – Visteon Corporation (NYSE: VC) and its longtime Korean affiliate Halla Climate Control Corp. (HCC) today announced they have signed a definitive agreement to contribute most of Visteon’s automotive climate business to HCC for a purchase price of $410 million in cash (KRW 436 billion), subject to certain adjustments. The transaction, first outlined in September 2012, is subject to regulatory reviews and other conditions, and is expected to be completed in the first quarter of 2013. HCC is expected to finance the transaction through a combination of cash on hand and moderate borrowing.

Visteon owns 70 percent of Korean-based HCC and will have the same ownership level in the combined business. The company, to be renamed Halla Visteon Climate Control Corp., will be the world’s second largest global supplier of automotive climate components and systems. The combined business will have facilities in 17 countries, including 32 manufacturing plants, five global technical centers and seven regional customer centers. The transaction will include Visteon’s equity interest in climate joint ventures in China, India and Japan.

“This agreement demonstrates our commitment to provide the best climate technological solutions to automakers globally and to further capitalize on our successful relationship with Halla, which has seen revenues quadruple over the past 20 years – including the last 13 under majority Visteon ownership,” said Tim Leuliette, Visteon president and CEO. “The combined business will have a strong balance sheet, an above-industry average growth profile, and a manufacturing and engineering footprint considered the lowest cost among climate suppliers. The consolidated Halla Visteon Climate Control will be exceptionally well-positioned to deliver value for customers and shareholders.”

Visteon’s climate business had revenues of more than $4 billion in 2011. The operations that Visteon will consolidate into Halla span 12 countries across Europe, North America and Asia and encompass more than 5,000 manufacturing, engineering and administrative employees.

Visteon Corporation One Village Center Drive Van Buren Twp., Mich., 48111

Core products of Halla Visteon Climate Control will include heating, ventilation and air conditioning (HVAC) components; compressors; fluid transport and powertrain cooling products. Its innovative climate capabilities will include heat pump systems and battery thermal management for electric and hybrid vehicles.

Throughout its majority ownership, Visteon has supported HCC’s approximately $1 billion investment to become a more competitive supplier globally, building on HCC’s strong reputation in Korea.

Rothschild and Squire Sanders are advising Visteon on the climate transaction.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through a family of businesses including:

•

Halla Visteon Climate Control, majority-owned by Visteon and the world’s second largest global supplier of automotive climate components and systems (consolidation to be completed in first quarter 2013).

•	Visteon Electronics, a leading supplier of audio/infotainment, driver information, center stack electronics and feature control modules
•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.
•

Yanfeng Visteon Automotive Trim Systems Co., Ltd., a successful China-based partnership between Visteon and Shanghai Automotive Industry Corporation's automotive components group, Huayu Automotive Systems.

Through this family of enterprises, Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide, and these businesses generated more than $12 billion in sales in 2011, including unconsolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 28 countries and employs through its various businesses, including unconsolidated operations, approximately 55,000 people. Learn more at www.visteon.com.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

734-710-2603

sdeitz@visteon.com